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                                                                Exhibit 99.1



NEWS RELEASE
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WESCO International, Inc. / Suite 700, 225 West Station Square Drive /
Pittsburgh, PA  15219




                 WESCO INTERNATIONAL, INC. ANNOUNCES COMPLETION
                      OF $51 MILLION REAL ESTATE FINANCING


              Contact: Stephen A. Van Oss, Chief Financial Officer
          WESCO International, Inc. (412) 454-2271, Fax: (412) 454-2477
                            http://www.wescodist.com

         Pittsburgh, PA, March 17, 2003 - WESCO International, Inc. [NYSE:WCC], a leading provider of electrical MRO products, construction materials, and advanced integrated supply procurement outsourcing services, today announced that it had successfully completed a series of mortgage financings.

         The real estate mortgage financings totaled $51 million and included 75 properties located throughout the United States. The proceeds of the loans were used to reduce borrowings under the revolving credit and the accounts receivable securitization facilities. The mortgage financings have a ten-year term with a 22-year amortization and carry a fixed rate of 6.50%.

         Stephen A. Van Oss, Vice President and Chief Financial Officer, stated, "This financing represents another milestone in the ongoing improvement to WESCO's capital structure locking in fixed rate debt at very attractive levels utilizing our diversified portfolio of real estate assets. This financing is the third major financing undertaken by the Company over the past 18 months. In August 2001, the Company successfully placed $100 million of 9.125% senior subordinated notes due 2008 followed by the completion in March 2002 of a $290 million, five-year revolving credit facility. All three of these actions have resulted in an improved capital structure, greater operational flexibility, and record liquidity. "


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WESCO International, Inc. [NYSE: WCC] is a publicly traded Fortune 500 holding company, headquartered in Pittsburgh, Pennsylvania, whose primary operating entity is WESCO Distribution, Inc. WESCO Distribution is a leading distributor of electrical construction products and electrical and industrial maintenance, repair and operating (MRO) supplies, and is the nation's largest provider of integrated supply services with 2002 annual product sales of approximately $3.3 billion. The Company employs approximately 5,500 people, maintains relationships with 24,000 suppliers, and serves more than 100,000 customers worldwide. Major markets include commercial and industrial firms, contractors, government agencies, educational institutions, telecommunications businesses and utilities. WESCO operates five fully automated distribution centers and over 350 full-service branches in North America and selected international markets, providing a local presence for area customers and a global network to serve multi-location businesses and multi-national corporations.

The matters discussed herein may contain forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from expectations. Certain of these risks are set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001, as well as the Company's other reports filed with the Securities and Exchange Commission.

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